CONTRIBUTION AGREEMENT


                                 with respect to


                                UB STAMFORD, L.P.


                                  by and among


                STAMFORD RIDGEWAY ASSOCIATES LIMITED PARTNERSHIP


                                UB STAMFORD, L.P.


                                       and


                         URSTADT BIDDLE PROPERTIES INC.


                           Dated as of March 25, 2002


DKH STAMFORD ASSOCIATES, L. P. ("DKH"), A PARTNER OF CIRRUS RIDGEWAY ASSOCIATES, L.P., ITSELF A PARTNER OF STAMFORD RIDGEWAY ASSOCIATES LIMITED PARTNERSHIP, WILL BE DEEMED TO BE MAKING A DECISION TO INVEST IN UNITS OF LIMITED PARTNERSHIP INTEREST IN UB STAMFORD, L.P. IN MAKING THAT INVESTMENT DECISION, DKH MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER OF THOSE SECURITIES AND THE TERMS OF THE INVESTMENT, INCLUDING THE MERITS OF THE INVESTMENT AND THE RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISK OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.



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                                TABLE OF CONTENTS

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                                                                                                                Page

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2.       CONTRIBUTION; LP UNITS; TAX MATTERS.....................................................................1

                  (a)      General...............................................................................1

                  (b)      Contribution Consideration............................................................2

                  (c)      LP Units..............................................................................2

                  (d)      [intentionally deleted]...............................................................3

                  (e)      Transfer Restrictions.................................................................3

                   (f)     Prorations and Adjustments............................................................3

                  (g)      Earnest Money.........................................................................3

3.       CLOSING.................................................................................................4

4.       CONTRIBUTOR'S PRE-CLOSING DELIVERIES....................................................................4

5.       TRANSACTION SPECIFIC CONDITIONS PRECEDENT...............................................................5

                  (a)      Cappelli Litigation...................................................................5

                  (b)      Stop & Shop Claims....................................................................5

                  (c)      Assumption of Existing Mortgage.......................................................5

                  (d)      Violation of Lease Exclusions.........................................................5

                  (e)      Cives Mechanic's Lien.................................................................5

                  (f)      Release of Construction Mortgage......................................................5

6.       TITLE AND SURVEY MATTERS................................................................................6

                  (a)      Conveyance of Title...................................................................6

                  (b)      Title Commitment......................................................................6

                  (c)      Survey................................................................................6

                  (d)      UCC Searches..........................................................................6

7.       REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS.......................................................6

         7.1      Contributor....................................................................................6

                  (a)      Title.................................................................................6

                  (b)      Contributor's Deliveries..............................................................7

                  (c)      Defaults..............................................................................7

                  (d)      Contracts.............................................................................7

                  (e)      Physical Condition....................................................................7

                  (f)      Employees.............................................................................7

                  (g)      Compliance with Laws and Codes........................................................8

                  (h)      Litigation............................................................................8

                  (i)      Insurance.............................................................................8

                  (j)      Re-Zoning; Zoning.....................................................................8

                  (k)      Authority of Contributor..............................................................9

                  (l)      Real Estate Taxes.....................................................................9

                  (m)      Taxes.................................................................................9

                  (n)      Easements and Other Agreements........................................................9

                  (o)      [intentionally deleted]...............................................................9

                  (p)      FIRPTA...............................................................................10

                  (q)      Existing Mortgage....................................................................10

                  (r)      Condemnation.........................................................................10

                  (s)      Disclosure...........................................................................10

                  (t)      Organization and Ownership...........................................................10

         7.2      The REIT......................................................................................11

                  (a)      Existence and Power..................................................................11

                  (b)      Notice of Violations.................................................................11

                  (c)      REIT Qualification...................................................................11

                  (d)      Authorization........................................................................11

                  (e)      Pending Actions......................................................................12

                  (f)      Accreditation status of DKH..........................................................12

                  (g)      Availability of records, etc.........................................................12

                  (h)      Disclosure...........................................................................12


         7.3      Acquiror......................................................................................12

                  (a)      Existence and Power..................................................................13

                  (b)      Notice of Violations.................................................................13

                  (c)      Authorization........................................................................13

                  (d)      Pending Actions......................................................................13

                  (e)      Accreditation status of DKH..........................................................13

                  (f)      Availability of records, etc.........................................................14

                  (g)      Disclosure...........................................................................14


8.       ADDITIONAL COVENANTS OF CONTRIBUTOR....................................................................14

                  (a)      Assignment of Escrows and Reserves...................................................14

                  (b)      Pre-Closing Expenses.................................................................14

                  (c)      Good Faith...........................................................................15

                  (d)      Availability of Records..............................................................15

                  (e)      Existing Mortgage....................................................................15

                   (f)     Existing Management Agreement........................................................15

9.       ENVIRONMENTAL WARRANTIES AND AGREEMENTS................................................................15

                  (a)      Definitions..........................................................................15

                  (b)      Representations and Warranties.......................................................16

10.      ADDITIONAL CONDITIONS PRECEDENT TO CLOSING.............................................................16

                  (a)      Pending Actions......................................................................16

                  (b)      Utilities............................................................................17

                   (c)     Bankruptcy...........................................................................17

                  (d)      Covenants Performed..................................................................17

                   (e)     Title to the Property................................................................17

                  (f)      Partnership Consents.................................................................17

                  (g)      Continued Accuracy of Representations, etc...........................................17

                  (h)      Title Policy.........................................................................17

11.      LEASES CONDITIONS PRECEDENT AND REPRESENTATIONS WITH RESPECT THERETO...................................17

                  (a)      Representations as to Leases.........................................................17

                  (b)      Estoppel Certificates and Subordination Agreements from Tenants......................19

12.      CLOSING DELIVERIES.....................................................................................19

         12.1     Contributor...................................................................................19

                  (a)      Deeds................................................................................19

                  (b)      Bill of Sale.........................................................................19

                  (c)      General Assignment...................................................................20

                  (d)      Assignment of Contracts..............................................................20

                  (e)      Assignment of Leases.................................................................20

                  (f)      Assignment of Lenders' Reserves......................................................20

                  (g)      Keys.................................................................................20
                  (h)      Affidavit of Title...................................................................20

                  (i)      Letters to Tenants...................................................................20

                  (j)      Original Documents...................................................................20

                  (k)      Closing Statement....................................................................20

                  (l)      Plans and Specifications.............................................................20

                  (m)      Rent Roll............................................................................20

                  (n)      FIRPTA Affidavit.....................................................................21

                   (o)     Contributor's Certificate............................................................21

                  (p)      Estoppel Certificates................................................................21

                  (q)      Conveyance Tax Returns and Checks....................................................21

                  (r)      Good Standing Certificate............................................................21

                  (s)      Authorization........................................................................21

                  (t)      Prorations and Adjustments...........................................................21

                  (u)      Lender's Consent.....................................................................21

                  (v)      Lender's Estoppel Certificate........................................................21

                  (w)      Earnest Money........................................................................21

                  (x)      Other................................................................................21

         12.2     The REIT......................................................................................22

                   (a)     Assignment and Assumption of Contracts...............................................22

                  (b)      Assignment and Assumption of Leases..................................................22

                  (c)      Contract Notices.....................................................................22

                  (d)      Closing Statement....................................................................22

                  (e)      REIT's and Acquiror's Certificates...................................................22
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                  (f)      Prorations and Adjustments...........................................................22

                  (g)      Assumption of Existing Mortgage......................................................22

                  (h)      Other................................................................................22

13.      PRORATIONS AND ADJUSTMENTS.............................................................................22

14.      CLOSING EXPENSES.......................................................................................24

15.      DEFAULT BY REIT........................................................................................24

16.      SUCCESSORS AND ASSIGNS.................................................................................24

17.      LITIGATION.............................................................................................25

18.      NOTICES................................................................................................25

19.      BENEFIT................................................................................................26

20.      LIMITATION OF LIABILITY................................................................................26

21.      BROKERAGE..............................................................................................27

22.      REASONABLE EFFORTS.....................................................................................27

23.      POST-CLOSING LEASING...................................................................................27

24.      INDEMNIFICATION........................................................................................27

25.      CONDEMNATION AND CASUALTY..............................................................................28

26.      MISCELLANEOUS..........................................................................................30

                  (a)      Entire Agreement.....................................................................30

                  (b)      Time of the Essence..................................................................30

                  (c)      Waiver of Conditions.................................................................30

                  (d)      Representations and Warranties.......................................................30

                  (e)      Construction.........................................................................30

                  (f)      Governing Law........................................................................30

                  (g)      Partial Invalidity...................................................................31

                  (h)      Expenses.............................................................................31

                  (i)      Certain Securities Matters...........................................................31

                  (j)      Counterparts.........................................................................31

                  (k)      Confidentiality......................................................................31

                  (l)      Jurisdiction.........................................................................31



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                  THIS CONTRIBUTION AGREEMENT is made and entered into as of this 25th day of March, 2002 (the "Effective Date") by and among Stamford Ridgeway Associates Limited Partnership, a Connecticut limited partnership, and its successors and assigns ("Contributor"), Urstadt Biddle Properties Inc., a Maryland corporation (the "REIT"), and UB Stamford, L.P., a Delaware limited partnership ("Acquiror").

1. CONTRIBUTION. At Closing (as defined herein), Contributor shall contribute and convey to Acquiror, and Acquiror shall accept and assume from Contributor, for the Contribution Consideration (as defined below), and pursuant to the terms and subject to the conditions set forth in this Agreement, all of Contributor's right, title and interest in and to the Property (as defined below). The contribution and conveyance of the Property shall be made subject to the Existing Mortgage (as defined below) and other Permitted Exceptions (defined below) and other matters set forth herein.

                  For purposes of this Agreement, "Property" means: (i) the land as described in Exhibit A (the "Land") and the improvements thereon known as the Stamford Ridgeway Center (the "Shopping Center"), together with all easements, rights of way, strips, gores, privileges, licenses, appurtenants and other rights, benefits and interests appurtenant thereto, including, but not limited to, all right, title and interest of Contributor in and to any streets or other public ways adjacent to the Shopping Center and any water or mineral rights owned by, or leased to, Contributor; (ii) all improvements located on the Property owned by the Contributor, including, but not limited to, the Shopping Center, and all other structures, systems, and utilities associated with, and utilized by, Contributor in the ownership and operation of the Shopping Center (all such improvements being collectively referred to herein as the "Improvements"), but excluding improvements, if any, owned by Tenants and subtenants of the Shopping Center; (iii) all tangible personal property owned by Contributor and (x) located on or in the Land and (y) used in connection with the operation and maintenance of the Shopping Center (collectively, the "Personal Property"); (iv) all building materials, supplies, hardware, carpeting and other inventory owned by Contributor and maintained in connection with Contributor's ownership and operation of the Shopping Center (collectively, the "Inventory"); (v) Contributor's interest in all trademarks, trade names, development rights and entitlements and other intangible property used in connection with the Shopping Center (collectively, the "Intangible Personal Property"); and (vi) Contributor's interest in all leases and other agreements to occupy all or any portion of the Land in effect on the Closing Date (as defined below) or into which Contributor enters prior to Closing, but pursuant to the express terms of this Agreement, excluding all rights and payments and causes of action under any previously expired or terminated leases (collectively, the "Leases").

2.       CONTRIBUTION; LP UNITS; TAX MATTERS.
         -----------------------------------

(a) General. At Closing, the REIT which is Acquiror's sole general partner, will contribute cash to Acquiror equal to the amount of Contribution Consideration (as defined below) to be paid in cash. The REIT is a Maryland corporation that has elected to be taxed as a real estate investment trust, whose Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), is traded on the New York Stock Exchange (the "NYSE").

(b) Contribution Consideration. The aggregate consideration to be paid and/or issued by Acquiror for the Property (the "Contribution Consideration") shall consist of (x) an amount, in cash and such number of LP Units (as defined below), as have an aggregate value that equals the difference between (i) Eighty Nine Million Two Hundred Eighty Thousand and no/100 ($89,280,000) Dollars, and
(ii) the outstanding principal amount of the first mortgage indebtedness owed to Ridgeway Funding Company encumbering the Property (the "Existing Mortgage"), on the Closing Date, subject to the adjustments contemplated in this Agreement. Ninety percent (90%) of the Contribution Consideration shall be in cash and ten percent (10%) shall be in the form of LP Units. Contributor agrees to dissolve at or shortly after the closing contemplated under the Agreement and, by execution hereof, agrees to assign or distribute to Cirrus Ridgeway Associates, L.P. ("CRALP"), a partner of Contributor, all of the Contributor's rights to receive the LP Units. The parties acknowledge that CRALP intends to dissolve at or shortly after the closing contemplated under the Agreement and intends to assign or distribute to DKH Stamford Associates, L.P. ("DKH"), a partner of CRALP, all of CRALP's rights to receive the LP Units. In connection with the dissolution of Contributor, the Contribution Consideration shall be issued or paid to the partners of Contributor ("Contributor's Partners") in the amounts (the "Partner's Liquidation Amounts") and in the form specified on Schedule 2(b) attached hereto and incorporated herein by reference. At the Closing (as defined below) the Acquiror shall (i) issue and deliver to CRALP its pro rata share (based on the Partners' Liquidation Amounts for CRALP specified on Schedule 2(b) hereto) of the Contribution Consideration in cash and LP Units calculated in the manner as provided in Subparagraph 2(c)(ii) below. If the calculation of the Contribution Consideration or Adjustments (as defined below) otherwise payable in LP Units in accordance with Subparagraph 2(c)(ii) or 2(g) would result in a fraction of an LP Unit being delivered to Contributor, Acquiror shall pay cash in lieu of that fraction. Provided that all conditions precedent to the REIT's obligations to close in this Agreement (collectively, the "REIT's Conditions Precedent") have been satisfied and fulfilled, or waived in writing by the REIT, the REIT shall cause the Acquiror to issue its LP Units to DKH at Closing pursuant to Subparagraph 2(c).

(c)      LP Units.
         ---------

(i) Ten percent of the Contribution Consideration shall be paid at the Closing by Acquiror's issuance and delivery of units of limited partnership interest in Acquiror (the "LP Units"). Contributor intends to dissolve at or shortly after the closing contemplated under the Agreement. In connection with such dissolution, Contributor hereby agrees to assign or distribute its entire interest in the LP Units directly to CRALP. The issuance of the LP Units to DKH shall be evidenced by the execution and delivery of Acquiror's agreement of limited partnership (the "Partnership Agreement"), which shall be executed and delivered by the REIT and DKH, in substantially the form attached to the Investor Materials (defined below), at Closing.

(ii) The number of LP Units to be issued shall be equal to the Contribution Consideration to be issued in the form of LP Units divided by a "Unit Price," which shall be equal to the average of the last reported sales prices of the Class A Common Stock for the 30 consecutive NYSE trading days preceding, but excluding the five trading days prior to, the Closing Date.

(iii) CRALP and DKH intend to treat the receipt of LP Units in exchange for the Property as a tax-deferred partnership contribution (the "Tax-Deferred Contribution") pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the "Code"). The REIT and Contributor shall cooperate in all reasonable respects with CRALP and DKH to effectuate such Tax-Deferred Contribution; provided, that:

(A) Except as set forth in this Agreement or the Partnership Agreement, neither Acquiror nor the REIT shall be required to incur any additional cost or expense, or incur any additional liability, as a result of such Tax-Deferred Contribution, other than the cost of the REIT's counsel in connection with the preparation of this Agreement and the Partnership Agreement; and

(B) Subject to the REIT's performance and fulfillment in all material respects of the covenants and conditions in the Partnership Agreement and this Agreement, neither Contributor, Acquiror nor the REIT warrants, nor shall any of them be responsible for, the tax consequences to CRALP or DKH of the transactions contemplated by this Agreement.

(d)      [intentionally deleted]
         -----------------------

(e) Transfer Restrictions. Contributor shall distribute all of its rights to the LP Units to CRALP in partial liquidation of such partner's interests in Contributor promptly following the Closing. Except as provided in the preceding sentence, Contributor shall not sell, transfer, assign, pledge or encumber, or otherwise convey any of its rights to receive LP Units (any of the foregoing, a "Transfer"). This Subparagraph 2(e) shall survive the Closing.

(f) Prorations and Adjustments. At Closing, all amounts payable by Contributor or the REIT, as the case may be, to the other party in respect of any prorations described in this Agreement ("Prorations") or adjustments described in this Agreement ("Adjustments") which have occurred on or prior to the Closing Date shall be paid in accordance with the terms of this Agreement. The net amount payable to the appropriate party in respect of any such Prorations and Adjustments shall be paid in cash and may take the form of official or certified unendorsed check or wire transfer payable directly to the payee thereof. At the request of CRALP, CRALP's pro rata share of such Prorations and adjustment shall be paid in the form of LP Units, subject to the limitation set forth in Subparagraph 2(b).

(g) Earnest Money. Simultaneously with the Contributor's execution of this Agreement, the REIT will deposit, as an earnest money deposit (the "Earnest Money"), in escrow with Lawyers Title Insurance Corporation (the "Escrowee"), the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00), in the form of a certified or bank check or by wire transfer of immediately available funds, to be held in accordance with the terms of a separate Escrow Agreement, dated as of March 25, 2002 between the REIT, Contributor and Escrowee. In the event that the REIT terminates its obligations with respect to the contribution transaction contemplated herein in accordance with the terms hereof, the entire amount of such Earnest Money shall be returned to the REIT. Escrowee shall invest the Earnest Money in either a federally insured money market account, United States Treasury Bills, or such other instruments as the REIT and the Contributor may agree upon. At Closing, the Earnest Money, together with all accrued interest and dividends thereon, will be credited against the portion of the Contribution Consideration payable in cash to Contributor's Partners, with any balance returned to the REIT, with the REIT responsible for any tax payable on the interest that accrues on the Earnest Money in such event. Any and all interest and dividends earned on the Earnest Money shall be paid over to the party entitled to the receipt of the Earnest Money under the terms of this Agreement, which party shall, except as provided in the preceding sentence, be responsible for any tax payable on the interest that accrues on the Earnest Money in such event. UPON A DEFAULT BY THE REIT AFTER THIS AGREEMENT HAS BEEN FULLY EXECUTED AND PRIOR TO THE CLOSING, THE CONTRIBUTOR'S AND ITS PARTNERS' SOLE AND EXCLUSIVE REMEDY SHALL BE TO EITHER (1) TERMINATE THIS AGREEMENT AND RETAIN THE EARNEST MONEY (AND ALL INTEREST ACCRUED THEREON) AS LIQUIDATED DAMAGES, OR (2) SEEK SPECIFIC PERFORMANCE OF THE REIT'S AND ACQUIROR'S OBLIGATIONS UNDER THIS AGREEMENT. UPON A DEFAULT BY CONTRIBUTOR AFTER THIS AGREEMENT HAS BEEN FULLY EXECUTED AND PRIOR TO CLOSING, THE REIT MAY (1) TERMINATE THIS AGREEMENT, IN WHICH EVENT THE EARNEST MONEY AND ALL INTEREST ACCRUED THEREON SHALL BE RETURNED TO THE REIT, (2) SEEK SPECIFIC PERFORMANCE, AND/OR (3) PURSUE ANY OTHER REMEDY AVAILABLE IN LAW OR EQUITY (OTHER THAN CONSEQUENTIAL DAMAGES).

3. CLOSING. The contribution of the Property and the delivery of LP Units and other consideration contemplated herein shall be consummated at a closing (the "Closing") at the offices of the REIT's counsel, Cummings & Lockwood LLC, Four Stamford Plaza, P.O. Box 120, Stamford, CT 06904, or at such other location reasonably requested by the Lender (as defined below) on the basis of a "New York-style" closing with a representative of the Title Company (as defined below) in attendance. The Closing shall occur on or before May 24, 2002, being a date sixty (60) days following the Effective Date, provided that all the conditions precedent contemplated by this Agreement have been satisfied or waived by such date. In the event the Closing contemplated hereunder has not occurred on or before May 24, 2002, either of the parties shall be entitled to adjourn the Closing for a period of up to thirty (30) days, by written notice to the other party, in order to take any action of any kind required in order to permit the Closing contemplated hereunder to occur. If the Closing Date established pursuant to the preceding sentence is a Saturday, Sunday or legal holiday, the Closing Date shall be the next business day thereafter. The place, time and date provided for herein or hereafter, as may be changed by agreement of the parties, is sometimes referred to as the "Closing" or "Closing Date." The Closing shall be effective as of 12:01 a.m. New York time on the Closing Date.

4. CONTRIBUTOR'S PRE-CLOSING DELIVERIES. Contributor has delivered or made available to the REIT all documents, contracts, information, Rent Rolls (as defined below), Records (as defined below) and exhibits that are material to the transaction (collectively, the "Property Documents") that is the subject of this Agreement. "Rent Rolls" shall mean rent rolls, certified by Contributor, indicating all tenants, spaces occupied and vacant (including the square footage thereof), base rent, escalations, "pass-throughs" (including, but not limited to, real estate taxes, utilities, insurance and/or other operating expenses), additional rent, any applicable rent adjustments (such as Consumer price Index or other adjustments), any applicable construction allowances, abatements, concessions, security and/or other deposits. "Records" shall collectively mean any and all books, records, tax returns, correspondence, financial data, leases, and all other documents and matters, public or private, maintained by Contributor or its agents, relating to receipts and expenditures pertaining to the Property for the three most recent full calendar years and all or any portion of the current calendar year and, to the extent they are in effect on the Effective Date, all contracts, managing and brokerage agreements, rental agreements, title insurance policies, surveys, tenant files, and all other documents and matters, public or private, maintained by Contributor or its agents, relating to ownership and operations of the Property.

5. TRANSACTION SPECIFIC CONDITIONS PRECEDENT. In addition to the conditions precedent set forth elsewhere in this Agreement, the REIT's obligation to close hereunder are conditioned upon the following:
                  (a) Cappelli Litigation. The REIT's obligation to close is conditioned upon the settlement (as evidenced by a full release or dismissal with prejudice by the applicable court) or other disposition, acceptable to the REIT in it sole and absolute discretion, prior to Closing, of the litigation commenced by Louis R. Cappelli and LRC Industries, Inc. against DKH, Inc., Stamford Ridgeway Associates, L.P. and Howard J. Menaker, in the Stamford/Norwalk Judicial District, which summons had a return date of December 12, 2000, as well as any other possible ancillary litigation relating thereto which may affect either the Property or Contributor's ability to perform its obligations under this Agreement (collectively, the "Cappelli Litigation").

                  (b) Stop & Shop Claims. The REIT's obligation to close is conditioned upon the settlement, as evidenced by a general release, or other disposition acceptable to the REIT in its sole and absolute discretion, prior to Closing, of all claims that the Stop & Shop Supermarket Company or its affiliates may have with respect to Contributor, any of Contributor's Partners, the Property, or any monies loaned or contributed to any of the foregoing parties, as well as a waiver of any rights of first refusal or rights to purchase the Property that Stop & Shop Supermarket Company may have under its lease at the Property.

                  (c) Assumption of Existing Mortgage. Prior to the Closing, Contributor shall have obtained the consent of the holder of the Existing Mortgage (the "Lender") to the transfer of the Property to Acquiror and to the assumption of the Existing Mortgage (without amendment or modification of any of the terms of such loan) by Acquiror. Contributor shall be responsible for all fees or expenses charged by Lender in connection with obtaining such consent. The REIT and Acquiror agree to cooperate (at no third party or out of pocket cost to the REIT) with Contributor in obtaining such consent. Acquiror agrees to use its commercially reasonable efforts to deliver to the Lender those documents contemplated in Section 5.1(b) of the Existing Mortgage to be delivered to the Lender by a so-called Qualified Party. Contributor agrees to use its commercially reasonable efforts to deliver to the Lender those documents contemplated in Section 5.1(b) of the Existing Mortgage to be delivered by the Mortgagor to the Lender.

                  (d) Violation of Lease Exclusives. The REIT's obligation to close is conditioned upon the execution of lease modification agreements or other documents acceptable to the REIT in it sole and absolute discretion, prior to the Closing, eliminating the apparent lease violations identified on Schedule 5(d) hereto.

                  (e) Cives Mechanic's Lien. The REIT's obligation to close is conditioned upon the release, prior to Closing of that certain Mechanic's Lien in favor of Cives Steel Company, in the amount of $157,615, dated July 8, 1997, and recorded in Volume 4800 at page 146 of the Stamford Land Records, or other evidence reasonably satisfactory to the Title Company (defined below) confirming that such mechanics lien is no longer valid.

                  (f) Release of Construction Mortgage. The REIT's obligation to close is conditioned upon the release, prior to Closing of (1) that certain Mortgage, from Stamford Ridgeway Associates Limited Partnership to Canadian Imperial Bank, dated May 16, 1996, and recorded in Volume 4576 at page 22 of the Stamford Land Records, and (2) that certain Assignment of Rents and Leases, from Stamford Ridgeway Associates Limited Partnership to Canadian Imperial Bank, dated May 16, 1996, and recorded in Volume 4576 at page 79 of the Stamford Land Records.

                  Contributor, through the efforts of DKH, shall use its commercially reasonable efforts to cause the conditions precedent above to be satisfied as soon as reasonably practicable.

6.       TITLE AND SURVEY MATTERS.
         ------------------------

(a) Conveyance of Title. At Closing, Contributor shall deliver to Acquiror a limited warranty deed in the form of Exhibit H-1 attached hereto, in recordable form, conveying Parcels A and B of the Land, together with the Improvements thereon, to Acquiror, free and clear of all liens, claims and encumbrances except for those exceptions listed on Schedule 6(a) hereto ("Permitted Exceptions"). At Closing, Contributor shall also deliver to Acquiror a quit claim deed in the form of Exhibit H-2 attached hereto, in recordable form, conveying all of its interest, if any, in and to Parcel C of the Land, as described on Exhibit A hereto. These two deeds shall collectively be referred to herein as the "Deeds". At Closing, if requested by Acquiror, Contributor also agrees to deliver to Acquiror a quit claim deed in the form of Exhibit H-3 attached hereto, in recordable form, conveying all of Contributor's interest, if any, in and to the property described on Schedule A of Exhibit H-3 attached hereto, the parties acknowledging that such a quit claim deed may be requested for purposes of clarifying certain ambiguities that may exist in the legal description of the Land.

(b) Title Commitment. The REIT has obtained a commitment dated February 8, 2002, revised March 21, 2002 (Commitment No. C02-1265) (the "Title Commitment"), issued by Lawyers Title Insurance Corporation (the "Title Company"), for an owner's title insurance policy (the "Title Policy") with respect to the Property, a copy of which has been delivered to Contributor. At or prior to the Closing, Contributor shall deliver to the Title Company or the Acquiror, as the case may be, the certificates and affidavits in the forms attached hereto as
Exhibit 6(b) .

(c) Survey. The REIT has obtained and is satisfied with an as-built survey of the Property dated February 27, 2002 and prepared by Rocco V. D'Andrea, Inc. (the "Survey"), and certified by said surveyor as having been prepared pursuant to the Regulations of Connecticut State Agencies Sections 20-300b-1 through 20-300b-20 and the "Standards for Surveys and Maps in the State of Connecticut" as adopted by the Connecticut Association of Land Surveyors, Inc. on September 26, 1996, as a Class A-2 survey.

(d) UCC Searches. The REIT has obtained and is satisfied with current searches of all Uniform Commercial Code ("UCC") financing statements naming Contributor as debtor, filed with the Secretary of State of Connecticut, in form and substance satisfactory to the REIT.

7.       REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS.
         -------------------------------------------------

7.1 Contributor. Contributor makes the following representations and warranties as of the Closing Date, to the REIT and Acquiror, and covenants as follows:

(a) Title. Contributor has good and marketable title to the Land (except Contributor makes no representations with respect to title to Parcel "C" described on Exhibit A hereto) and Improvements and has the right to convey and transfer all of its interests in the Land, Improvements, Personal Property (a list of which is attached hereto as Schedule 7.1(a)), Inventory and Intangible Personal Property to Acquiror, all subject to the Leases (as defined below) and Permitted Exceptions.

(b) Contributor's Deliveries. All of the Property Documents and all other items delivered by Contributor pursuant to this Agreement are true, accurate, correct and complete in all material respects, and fairly present the information set forth in a manner that is not misleading. To Contributor's knowledge, copies of all documents and other agreements delivered or furnished and made available by Contributor to the REIT pursuant to this Agreement constitute all of and the only Leases and other agreements to which Contributor is presently a party relating to or affecting the ownership, leasing, management and operation of the Property, there being no "side" or other agreements, written or oral, in force or effect, to which Contributor is a party or, to Contributor's actual knowledge, to which the Property is subject.

(c) Defaults. To Contributor's knowledge, the Property complies with and there are no defaults or breaches by the Contributor or the Property of any of the covenants, conditions, restrictions, rights-of-way, or easements or other instruments encumbering the Property or any portion thereof.

(d) Contracts. Schedule 7.1(d) contains a true, correct and complete list of all contracts (except for Leases) effective as of the Effective Date, relating to the management, leasing, operation, maintenance or repair of the Property or that would otherwise affect the use, operation or enjoyment of the Property (collectively, "Contracts"). None of the improvements used in connection with the Shopping Center are leased except pursuant to Contracts identified on
Schedule 7.1(d). All of the Contracts, including without limitation, any property management agreement, shall be terminated by Contributor on or before the Closing Date and Contributor shall indemnify Acquiror against any cost or expense that Acquiror may suffer arising out of such Contracts. Notwithstanding the foregoing, in the event Acquiror elects to assume certain contracts which are now in effect with respect to service, supply and maintenance at or of the Property, such contracts (the "Assumed Contracts") shall be so identified as Assumed Contracts on Schedule 7.1(d), and Contributor agrees to cooperate with Acquiror, at no material cost to Contributor, in obtaining any required consents for such an assignment and assumption of such Assumed Contracts.

(e) Physical Condition. Contributor has not sent or received any written notice, within the last three years, relating to or alleging any existing latent structural defect in the Property, or any component or portion thereof, that would or could impair or impose costs in excess of $10,000 upon the use, occupancy or operation of the Property, and that has not been fully corrected. Contributor has no actual knowledge of any existing latent structural defect at the Property.

(f) Employees. The parties acknowledge that Contributor currently has employees. Contributor warrants and covenants that it will have no employees on the Closing Date. Contributor is not a party to any collective bargaining or other agreement or understanding with any labor union relating to the Property, and Contributor is not privy to or involved in any labor or union controversy or other union interaction of any kind.

(g) Compliance with Laws and Codes. Except as set forth in Schedule 7.1(g) hereto, Contributor has not sent or received any written notice, within the last three years, suggesting or alleging that (i) the Property is not, or the use and operation of the Property are not in compliance with all municipal and other governmental laws, ordinances, regulations, codes (including Environmental Laws, as defined below), licenses, permits and authorizations (including Environmental Permits, as defined below); or (ii) Contributor does not have validly in effect all licenses, permits and other authorizations (including Environmental Permits and certificates of occupancy) necessary for the use, occupancy and operation of the Property as it is presently operated, whether required of Contributor or to the best of Contributor's knowledge, any Tenant. Contributor has not sent or received any written notice, within the last three years, suggesting or alleging that any zoning, subdivision, Environmental Law, Environmental Permit, building code, health, fire, safety or other law, order or regulation is, or on the Closing Date will be, violated by the continued maintenance, operation or use of the Shopping Center. Contributor covenants and agrees that it will remedy all code violations and other matters referenced on Schedule 7.1(g) prior to the Closing or establish reasonable reserves at Closing to pay for the costs of such remedies if the completion of such remedies is not commercially feasible prior to the Closing. Contributor further agrees and covenants that it will promptly submit and use its best efforts to obtain a renewal of the General Permit to Construct and/or Operate an Emergency Engine included as part of Schedule 7.1(g) with the Connecticut Department of Environmental Protection. Contributor shall be responsible for all costs, including possible penalties and fines, that may arise or be imposed in connection with the renewal of such permit.

(h) Litigation. Except for the Cappelli Litigation, the Stop & Shop Claims contemplated in section 5(b) hereof, and those claims against the Shopping Center or the Contributor identified on Schedule 7.1(h) attached hereto which are covered by comprehensive general liability insurance policies written on an occurrence basis, Contributor has no actual knowledge of any pending or threatened in writing judicial, municipal or administrative proceedings affecting the Property (other than suits against tenants of the Shopping Center which do not either name Contributor as a defendant or claim a lien against the Property) or in which Contributor is or will be a party by reason of Contributor's ownership or operation of the Property or any portion thereof, including, without limitation, proceedings for or involving collections, condemnation, eminent domain, alleged building code or environmental or zoning violations, or personal injuries or property damage alleged to have occurred on the Property or by reason of the condition, use of, or operations on, the Property. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the best of Contributor's knowledge, threatened, against Contributor, nor are any of such proceedings contemplated by Contributor.

(i) Insurance. Contributor now has in force casualty, liability and business interruption insurance relating to the Property in the minimum coverages and amounts set forth on Schedule 7.1(i). Contributor has received no written notice from any insurance carrier and has no knowledge of any defects or inadequacies in the Property that, if not corrected, would result in termination of insurance coverage or increase in the present cost thereof.

(j) Re-Zoning; Zoning. Contributor has not sent or received, any written notice, within the last three years, relating to (i) any threatened proceeding for the re-zoning of the Property or any portion thereof, or the taking of any other action by governmental authorities that would have a material adverse impact on the value of the Property or use thereof, (ii) zoning violations affecting the Property or the validity of the Certificate of Occupancy for the Property, or
(iii) proceedings pending or threatened that could or would involve the change, redesignation, redefinition or other modification of the zoning classifications of the Property, or any portion thereof, or any property adjacent to the Property.

(k) Authority of Contributor. The execution and delivery of this Agreement and the other documents delivered by Contributor, and the performance of all obligations of Contributor under this Agreement and such other documents by Contributor, have been duly authorized by Contributor, and this Agreement is binding on Contributor and enforceable against Contributor in accordance with its terms. The individuals executing this Agreement on behalf of the Contributor each warrant and represent to the REIT that such individuals are duly authorized on behalf of all of Contributor's Partners and have the right to enter into this Agreement on behalf of Contributor. No consent of any creditor of or investor in Contributor, judicial or administrative body, Governmental Authority, or other governmental body or agency, or other party to such execution, delivery and performance by Contributor is required. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby by Contributor will
(i) result in a breach of, default under, or acceleration of, any agreement to which Contributor is a party or by which Contributor or the Property is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Contributor and/or the Property are subject.

(l) Real Estate Taxes. To the Contributor's knowledge, no special taxes or assessments have been levied, assessed or imposed on or against the Property or any part thereof that have not been fully and finally paid or funds escrowed therefor, and neither the Contributor, nor to the Contributor's knowledge, any of its agents or employees have received any notice of contemplated, threatened or pending special taxes or assessments affecting the Property or any part thereof. Contributor represents that it has not instituted, and will not prior to the Closing Date institute, any proceeding or application for a reduction in the real estate tax assessment of the Property or any other relief for any tax year. If Contributor receives any payment of a rebate of taxes in its favor, Contributor will remit to any Tenant all or any portion of such rebated sums which is owed to such Tenant. There are no outstanding agreements with attorneys or consultants to which Contributor or an authorized agent of Contributor is a party with respect to the Tax Bills that will bind Acquiror or the Property after the Closing.

(m) Taxes. Contributor has prepared and filed all tax returns required to be filed by it. Contributor has paid or made provision for the payment of all taxes that are due or claimed in writing to be due from it on or before the date hereof by any governmental taxing authority. No federal, state, local or foreign taxing authority has asserted in writing any tax deficiency, lien, interest or penalty or other assessment against the Property or Contributor which has not been paid and there is no pending audit or inquiry from any federal, state, local or foreign tax authority relating to the Property or Contributor which may be expected to result in a tax deficiency, lien, interest, penalty or other assessment against the Property.

(n) Easements and Other Agreements. Contributor has not received any written notice (that remains outstanding) alleging that it is in default in complying with the terms and provisions of any of the covenants, conditions, restrictions, rights-of-way or easements constituting one or more of the Permitted Exceptions.

(o)      [intentionally deleted]
         -----------------------

(p) FIRPTA. Contributor is not a "Foreign Person" within the meaning of Section 1445(f)(3) of the Code.

(q) Existing Mortgage. There is no default under, nor, to the best of Contributor's knowledge, has there occurred any event which, with the giving of notice and/or the passage of time, or both, would constitute a default under, the Existing Mortgage, the promissory note (the "Existing Note") evidencing the loan (the "Existing Loan") secured by the Existing Mortgage, or the other documents securing the Existing Note (collectively, the "Existing Loan Documents"). Contributor has delivered to Acquiror or the REIT a copy of all of the Existing Loan Documents, a true, correct and complete list of which is set forth in Schedule 7.1(q). Contributor has paid all sums due under the Existing Loan Documents.

(r) Condemnation. Contributor has received no written notice of any pending or contemplated condemnation or other governmental eminent domain proceedings affecting all or any part of the Property.

(s) Disclosure. No representation or warranty made by Contributor in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading.

(t) Organization and Ownership. Contributor is a limited partnership, duly formed and in existence under the laws of Connecticut.

                  The representations and warranties in this Agreement by Contributor will be true, correct and complete on the Closing Date. The representations and warranties in Subparagraph 7.1(m) and the obligations of Contributor set forth in paragraph (e) of Section 2, Subparagraph 8(b), Subparagraph 13(g), Sections 17, 21, 23 and 24, and Subparagraph 25(a)(iii) of this Agreement that are to be performed by Contributor following the Closing shall survive the Closing until they are fully performed, or until the expiration of any applicable statute of limitations, as the case may be. Except as provided in the two immediately preceding sentences and in the next five sentences, all other representations, warranties and covenants made in this Agreement by Contributor (including those in Section 9 hereof) shall survive the Closing for a period ending December 31, 2002, and shall not merge into any instrument of conveyance delivered at the Closing. Contributor's indemnification obligations under this Agreement with respect to any representation, warranty or covenant of Contributor contained herein shall be subject to Contributor's receipt of specific written notice of a breach or claim or potential breach or claim with respect to such representation, warranty or covenant during the survival period of the underlying representation, warranty or covenant to which it relates. Notwithstanding the preceding sentence, the representations and warranties set forth in Subparagraphs 7.1(a), (c), (k), (p) and (t) shall not survive the Closing. If the REIT receives an Estoppel Certificate (as hereinafter defined) from a Tenant that addresses and confirms, with respect to that Tenant's Lease, those matters in Subparagraph 11(a), the REIT shall rely on such Estoppel Certificate in lieu of those representations and warranties of Contributor in Subparagraph 11(a), but only if and to the extent that Contributor's representations and warranties in Subparagraph 11(a) are actually and specifically addressed and confirmed by the Estoppel Certificate. If the REIT receives an estoppel certificate from the Lender that addresses and confirms those matters in Subparagraphs 7.1(q) and 8(e), the REIT shall rely on such estoppel certificate in lieu of those representations and warranties of Contributor in Subparagraphs 7.1(q) and 8(e), but only if and to the extent that Contributor's representations and warranties in Subparagraphs 7.1(q) and 8(e) are actually and specifically addressed and confirmed by such estoppel certificate. The representations and warranties of Contributor in Subparagraph 11(a) shall expire as of the Closing Date, but only with respect to those Tenants, and their respective Leases from which the REIT receives an Estoppel Certificate that actually and specifically addresses and confirms those matters that are the subject of Subparagraph 11(a). If, prior to the Closing, the REIT acquired actual knowledge, through any written documentation copies of which were delivered to or made available by Contributor to the REIT, of the breach of any of Contributor's representations and warranties, and the REIT nonetheless elects to close under this Agreement, then the REIT shall be deemed to have waived the breach in question. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto whether in this Section 7.1 or otherwise herein which by its terms contemplates performance after the Closing Date, which shall survive indefinitely or for the respective periods set forth herein, if any. Whenever a representation or warranty is made in this Agreement on the basis of the knowledge or actual knowledge of Contributor, such representation and warranty is made on the basis of the current actual knowledge of Michael Levy, Clifford Schwartz, Howard Menaker or Chi Chu.

7.2 The REIT. The REIT makes the following representations and warranties as of the Closing Date, to Contributor:

(a) Existence and Power. The REIT is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly qualified to do business in all jurisdictions where such qualification is necessary to carry on its business, except where the failure to so qualify would not materially and adversely affect the financial condition, business or operations of the REIT.

(b) Notice of Violations. The REIT has received no written notice of any existing violation of any federal, state, county or municipal law, ordinance, order, code, regulation or requirement affecting the REIT or any of its assets that would have a material adverse effect on the financial condition or business of the REIT.

(c) REIT Qualification. The REIT is organized and operates as a "real estate investment trust" under Sections 856 through 860 of the Code. The REIT has elected to be taxed as a "real estate investment trust" under the Code.

(d) Authorization. The REIT is the sole general partner of Acquiror, and has all requisite corporate power and authority to cause Acquiror to acquire the Property and perform any of its other obligations contemplated hereunder. The execution and delivery to Contributor of all agreements and other documents the REIT executes and delivers in connection with the transactions described in this Agreement (the "REIT Documents"), and performance by the REIT under the REIT Documents and of its other obligations arising out of this Agreement, if any, have been duly authorized by all requisite corporate action. The REIT Documents are binding on the REIT and enforceable against the REIT in accordance with their terms, subject to bankruptcy and similar laws affecting the remedies or recourse of creditors generally and general principles of equity. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby by the REIT will (i) result in a breach of, default under, or acceleration of, any agreement to which the REIT is a party or by which the REIT is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which the REIT is subject, except where such breach or violation would not have a material adverse effect on its financial condition or business.

(e) Pending Actions. There is no existing or, to the REIT's knowledge, threatened legal action or governmental proceedings of any kind involving the REIT, any of its assets or the operation of any of the foregoing, which, if determined adversely to the REIT, could reasonably be expected to have a material adverse effect on the financial condition or business of the REIT.

(f) Accreditation status of DKH. DKH has delivered to the REIT and to counsel for the REIT, completed questionnaire and representation letters in substantially the form requested by Acquiror (the "Investor Materials") providing, among other things, information concerning such DKH's status as an accredited investor ("Accredited Investor"), as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and has provided or caused to be provided to the REIT, or to counsel for the REIT, such other information and documentation as has reasonably been requested by the REIT in furtherance of the Acquiror's issuance of the LP Units as contemplated hereby. Counsel for the REIT has not, after review of such material, determined that DKH is not an Accredited Investor so that the proposed issuance of LP Units hereunder might not qualify for the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or the proposed issuance of LP Units hereunder would violate any applicable federal or state securities laws, rules or regulations, or any agreement to which the REIT is a party, or any tax related or other legal rules, agreements or constraints applicable to Acquiror or the REIT.

(g) Availability of Records, etc. The REIT has inspected the Property, including tenant files, and has received, or had an opportunity to review and examine, all the Property Documents.

(h) Disclosure. No representation or warranty made by the REIT in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading.

                  All representations and warranties made in this Paragraph 7.2 by the REIT and on behalf of the Acquiror shall survive the Closing for a period ending December 31, 2002, and shall not merge into any instrument of conveyance delivered at the Closing. The obligations of REIT set forth in Subparagraph 13(g), and Sections 17, 21, 23 and 24 of this Agreement that are to be performed by the REIT following the Closing shall survive the Closing until they are fully performed, or until the expiration of any applicable statute of limitations, as the case may be. If, prior to the Closing, the Contributor acquired actual knowledge, through any written documentation copies of which were delivered to the Contributor, of the breach of any of REIT's or Acquiror's representations and warranties, and the Contributor nonetheless elects to close under this Agreement, then the Contributor shall be deemed to have waived the breach in question. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto whether in this Section 7.2 or otherwise herein which by its terms contemplates performance after the Closing Date, which shall survive indefinitely or for the respective periods set forth herein, if any. In this Agreement with respect to any representation or warranty, the "knowledge" of the REIT refers to the current actual knowledge of Charles J. Urstadt, Willing L. Biddle, James R. Moore and Raymond P. Argila.

7.3 Acquiror. Acquiror makes the following representations and warranties as of the Closing Date, to Contributor:

(a) Existence and Power. The Acquiror is a limited partnership duly organized and validly existing under the laws of the State of Delaware; has all requisite power necessary to own its assets and carry on its business as now being or as proposed to be conducted; will be qualified on the Closing Date to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on its financial condition or business; and has all requisite partnership power and authority under its Partnership Agreement to execute and deliver all documents and instruments to be executed and delivered by it hereunder and to perform its obligations hereunder and thereunder in accordance with the terms and conditions hereof and thereof.

(b) Notice of Violations. Acquiror has received no written notice of any existing violation of any federal, state, county or municipal law, ordinance, order, code, regulation or requirement affecting Acquiror or any of its assets that would have a material adverse effect on the financial condition or business of the Acquiror.

(c) Authorization. The Acquiror has all requisite partnership power and authority to acquire the Property and perform any of its other obligations contemplated hereunder. The execution and delivery to Contributor of all agreements and other documents Acquiror executes and delivers in connection with the transactions described in this Agreement (the "Acquiror Documents"), and performance by Acquiror under the Acquiror Documents and of its other obligations arising out of this Agreement, if any, have been duly authorized by all requisite partnership action. The Acquiror Documents are binding on Acquiror and enforceable against Acquiror in accordance with their terms, subject to bankruptcy and similar laws affecting the remedies or recourse of creditors generally and general principles of equity. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby by Acquiror will (i) result in a breach of, default under, or acceleration of, any agreement to which Acquiror is a party or by which Acquiror is bound; or (ii) violate any restriction, court order, agreement or other legal obligation to which Acquiror is subject, except where such breach or violation would not have a material adverse effect on its financial condition or business.

(d) Pending Actions. There is no existing or, to Acquiror's knowledge, threatened legal action or governmental proceedings of any kind involving Acquiror, any of its assets or the operation of any of the foregoing, which, if determined adversely to Acquiror, could reasonably be expected to have a material adverse effect on the financial condition or business of Acquiror.

(e) Accreditation status of DKH. DKH has delivered to Acquiror and to counsel for Acquiror, completed questionnaire and representation letters in substantially the form requested by Acquiror (the "Investor Materials") providing, among other things, information concerning such DKH's status as an Accredited Investor, and has provided or caused to be provided to Acquiror, or to counsel for Acquiror, such other information and documentation as has reasonably been requested by Acquiror in furtherance of the Acquiror's issuance of the LP Units as contemplated hereby. Counsel for Acquiror has not, after review of such material, determined that DKH is not an Accredited Investor so that the proposed issuance of LP Units hereunder might not qualify for the exemption from registration provided by Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or the proposed issuance of LP Units hereunder would violate any applicable federal or state securities laws, rules or regulations, or any agreement to which Acquiror is a party, or any tax related or other legal rules, agreements or constraints applicable to Acquiror.

(f) Availability of Records, etc. Acquiror has inspected the Property, and has received, or had an opportunity to review and examine, all the Property Documents.

(g) Disclosure. No representation or warranty made by Acquiror in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained therein not misleading.

                  All representations and warranties made in this Paragraph 7.3 by Acquiror shall survive the Closing for a period ending December 31, 2002, and shall not merge into any instrument of conveyance delivered at the Closing. The obligations of Acquiror set forth in Subparagraph 8(e), Subparagraph 13(g), and Sections 17, 21, 23 and 24 of this Agreement that are to be performed by Acquiror following the Closing shall survive the Closing until they are fully performed, or until the expiration of any applicable statute of limitations, as the case may be. If, prior to the Closing, the Contributor acquired actual knowledge, through any written documentation copies of which were delivered to the Contributor, of the breach of any of Acquiror's representations and warranties, and the Contributor nonetheless elects to close under this Agreement, then the Contributor shall be deemed to have waived the breach in question. This Section shall not limit in any way the survival and enforceability of any covenant or agreement of the parties hereto whether in this Section 7.3 or otherwise herein which by its terms contemplates performance after the Closing Date, which shall survive indefinitely or for the respective periods set forth herein, if any. In this Agreement with respect to any representation or warranty, the "knowledge" of Acquiror refers to the current actual knowledge of Charles J. Urstadt, Willing L. Biddle, James R. Moore and Raymond P. Argila.

8.       ADDITIONAL COVENANTS .
         ---------------------

(a) Assignment of Escrows and Reserves. Contributor hereby covenants with the REIT that at Closing, Contributor agrees to assign to Acquiror all of its right title and interest in and to all amounts held on its behalf in escrows or reserves (collectively, "Lender's Reserves") by or on behalf of the Lender, including, without limitation, all reserves or escrows for property taxes and the tenant improvement escrow of approximately $580,000 being held pursuant to the terms of that certain letter agreement, dated as of December 4, 1997, by and between Contributor and Ridgeway Funding Company, Inc. Contributor shall receive a credit in the amount held in such reserves and escrows assigned to Acquiror, in accordance with the provisions of Section 13 of this Agreement.

(b) Pre-Closing Expenses. Contributor hereby covenants with the REIT that Contributor has paid in full, prior to Closing or will pay or adjust at Closing (or the same shall be subject to re-proration after the Closing if the bill or invoice is not issued by Closing), all bills and invoices for labor, goods, material and services of any kind relating to the Property and utility charges relating to the period prior to Closing, but excluding therefrom all utility and other charges billed directly to Tenants or subtenants of the Property. Except as expressly provided herein, any alterations, installations, decorations and other work performed by Contributor prior to the Closing under any and all agreements affecting the Property have been, by the Closing, completed and paid for in full. Acquiror will not assume any liabilities of either Contributor or the Property which accrue or arise prior to the Closing Date, other than the Permitted Exceptions. This Subparagraph 8(b) shall survive Closing.

(c) Good Faith. Each of the parties covenant to each other that such party has taken or will take all actions required pursuant to this Agreement necessary to effectuate the transactions contemplated herein, and will furnish each other with such documents or further assurances as the other party may reasonably require in connection therewith, without cost to such party and consistent with this Agreement.

(d) Availability of Records. Contributor hereby covenants with the REIT that, upon the REIT's request, for a period of three years after Closing, Contributor shall (i) make the books and records of the Contributor relating to the Property available to the REIT or Acquiror, as the case may be, for inspection, copying and audit by the REIT's or Acquiror's designated accountants; and (ii) cooperate with the REIT or Acquiror, as the case may be (without any out of pocket cost or third-party expense to Contributor), in obtaining any and all permits, licenses, authorizations, and other Governmental Approvals necessary for the operation of the Property. Contributor acknowledges that applicable securities laws may require the REIT to file audited financial statements relating to operations at the Property for a three year period, and hereby consent to the REIT engaging the Contributor's auditors to assist the REIT in the preparation of all or a portion of such audited financial information relating to property operations, and to otherwise cooperate (at no cost to the Contributor) with the REIT and Acquiror in preparing such financial statements.

(e) Existing Mortgage. Contributor agrees that Acquiror shall only be responsible for (i) the principal amount of the Existing Mortgage outstanding on the Closing Date; (ii) the payment of principal and interest on the Existing Mortgage due after the Closing Date; and (iii) and all other obligations of and under the Existing Mortgage arising out of events occurring on and after the Closing Date. The parties acknowledge that neither the REIT nor the Acquiror shall have any responsibility for any of the agreements, covenants, obligations or undertakings contemplated under (x) that certain Master Lease, dated December 4, 1997, between Stamford Ridgeway Associates Limited Partnership, as landlord, and Stamford Ridgeway Associates Limited Partnership, as tenant, or (y) that certain Lease Indemnity Agreement, dated December 4, 1997, between Stamford Ridgeway Associates Limited Partnership, Stamford Ridgeway Corporation, DKH, Inc. and Ridgeway Funding Company, Inc. This Subparagraph 8(e) shall survive Closing.

(f) Existing Management Agreement. Contributor hereby covenants with the REIT that on or prior to the Closing Date, Contributor shall have terminated the Management Agreement dated May, 1996, by and between Contributor and Silverstein Properties, Inc. (the "Management Agreement") and shall pay on or prior to Closing all fees or charges, if any, payable to the managing agent associated with the termination of the Management Agreement. From and after the Closing Date, Contributor shall be and continue to be solely responsible for all fees, commissions, expenses and other charges payable in connection with the Management Agreement.

9.       ENVIRONMENTAL WARRANTIES AND AGREEMENTS.
         ---------------------------------------

(a)      Definitions.  Unless the context otherwise requires:
         -----------

(i) "Environmental Law" or "Environmental Laws" shall mean applicable past, present or future federal, state and local statutes, regulations, directives, ordinances, rules, guidelines, court orders, judicial or administrative decrees, arbitration awards and the common law, which pertain to the environment, soil, water, air, flora and fauna, or health and safety matters, as such have been amended, modified or supplemented from time to time (including all present and future amendments thereto and reauthorizations thereof). Environmental Laws include, without limitation, those relating to: (i) the manufacture, processing, use, distribution, treatment, storage, disposal, generation or transportation of Hazardous Materials; (ii) air, soil, surface, subsurface, groundwater or noise pollution; (iii) releases of Hazardous Materials; (iv) protection of endangered species, wetlands or natural resources; (v) the operation and closure of containers; (vi) health and safety of employees and other persons; and (vii) notification and reporting requirements relating to the foregoing.

(ii) "Environmental Permit" or "Environmental Permits" shall mean licenses, certificates, permits, directives, requirements, registrations, government approvals, agreements, authorizations, and consents which are required under or are issued pursuant to an Environmental Law or are otherwise required by governmental authorities or agencies.

(iii) "Hazardous Condition" or "Hazardous Conditions" refers to the existence or presence of any Hazardous Materials on, in, under, at, near or about the Property or any portion of it (including air, soil and groundwater).

(iv) "Hazardous Material" or "Hazardous Materials" shall mean any chemical, pollutant, contaminant, pesticide, petroleum or petroleum product or by-product, radioactive substance, hazardous or extremely hazardous solid waste, special, dangerous or toxic waste, substance, chemical or material, now or hereafter, regulated, listed, limited or prohibited, or defined as a hazardous waste or hazardous substance, pollutant or contaminant, under any Environmental Law.

(b) Representations and Warranties. Contributor represents and warrants to the REIT and Acquiror that, except as set forth in Schedule 9(b) hereto:
                                               -------------

(i) Except as set forth in the reports identified on Schedule 9(b), Contributor has not sent or received within the past three (3) years any written notice which relates to or alleges (a) any violation or alleged violation of any Environmental Law or Environmental Permit or with respect to any corrective or remedial action for or cleanup of the Property or any portion of it; or (b) any actual, potential or alleged liability or obligation under or violation of any Environmental Law or Environmental Permit with respect to the Property or any portion of it, which has not been remedied or withdrawn;

(ii) Except as set forth in the reports identified on Schedule 9(b), Contributor has not sent or received in the past three (3) years any written notice which relates to or alleges that there has been a release, remittance, discharge, leaching, dumping or disposing of a Hazardous Material at the Property, which has not been remedied or withdrawn; and

(iii) Contributor has no actual knowledge of any condition at the Property not identified in that certain Phase I Environmental Site Assessment Report for the Ridgeway Center, dated February 26, 2002 (the "Report"), prepared by Pressly and Associates, Inc. for the REIT, that would make the Report materially untrue, misleading or incomplete.

10.      ADDITIONAL CONDITIONS PRECEDENT TO CLOSING.
         ------------------------------------------
In addition to the other conditions precedent in this Agreement, the following shall be additional REIT's Conditions Precedent:
(a) Pending Actions. At Closing, there shall be no administrative agency, litigation or governmental proceeding of any kind whatsoever, pending or threatened in writing, that, after Closing, would materially and adversely affect the value or marketability of the Property or the ability of Acquiror to operate the Property in the manner it is being operated on the Closing Date.

(b) Utilities. On the Closing Date, no moratorium or proceeding shall be pending or threatened in writing affecting the availability, at regular rates and connection fees, of sewer, water, electric, gas, telephone or other services or utilities servicing the Property.

(c) Bankruptcy. As of the Closing Date, neither Contributor nor the Property is the subject of any bankruptcy proceeding for which approval of this transaction has not been given and issued by the applicable bankruptcy court.

(d) Covenants Performed. All covenants of Contributor required to be performed prior to the Closing Date shall have been performed in all material respects.

(e) Title to the Property. Title to the Property shall be in the condition required under Paragraph 6.


(f) Partnership Consents. Contributor has obtained, to the extent required in the Contributor's partnership agreement, other operative agreements to which Contributor is a party, and/or under applicable law, the requisite consent or approval of the requisite percentage of the Contributor's general and limited partners to the transactions contemplated in this Agreement.

(g) Continued Accuracy of Representations, etc.. All representations and warranties of the Contributor set forth in this Agreement (regardless of whether such representations and warranties are to be effective only as of the Closing
Date) shall be true and correct in all material respects as of the Closing. In the event that any updating of a schedule or document to be delivered at the Closing (e.g., rent roll) causes a representation or warranty of Contributor set forth in this Agreement to become untrue or incorrect in any material fashion from the information set forth on such schedule or document on the Effective Date (other than with respect to the Excluded Tenants (defined below) or The Casual Male, Inc.), this condition precedent shall be deemed not to have been satisfied.

(h) Title Policy. Receipt of the Title Policy (or "marked-up" title commitment) issued by the Title Company, in form and substance consistent with the Title Commitment, dated as of the Closing Date, with such endorsements and otherwise in accordance with Paragraph 6.



11.      LEASES CONDITIONS PRECEDENT AND REPRESENTATIONS WITH RESPECT THERETO.
         --------------------------------------------------------------------

(a) Representations as to Leases. Set forth on Schedule 11(a) is a list of all leases, licenses or other occupancy agreements relating to or affecting the Property, and all modifications, extensions and amendments thereto (the "Leases"). Contributor has delivered true, correct and complete copies of all Leases. With respect to each tenant listed on the Rent Roll provided to the REIT by Contributor (collectively, the "Tenants"), Contributor represents and warrants to the REIT as follows:

(i) Except as otherwise specifically disclosed on the Rent Roll, as updated at Closing, or on either Schedule 11(a) or Schedule 11(a)(i) as updated at Closing, each Lease is in full force and effect according to the terms thereof and in the Rent Roll, and has not been modified, amended, or altered;

(ii) Except as set forth on Schedule 11(a)(ii), and subject to Paragraph 23, all obligations of the lessor under the Leases that accrue on or prior to the date of Closing have been performed, including, but not limited to, all required tenant improvements, cash or other inducements, rent abatements or moratoria, installations and construction (for which payment in full has been made or will be made prior to Closing);

(iii) Except as otherwise specifically disclosed on the Rent Roll as updated at Closing, Schedule 13(g) as updated at Closing, or on Schedule 11(a)(iii) as updated at Closing, no Tenant is currently in default under or is in arrears in the payment of any sums or in the performance of any obligations required of it under its Lease;

(iv) Contributor has not received any notice within the last three years from any Tenant stating that a petition in bankruptcy has been filed by or against it, other than in respect of the tenant The Casual Male, Inc.;

(v) Except with respect to security deposits, neither base rent ("Base Rent"), nor regularly payable estimated Tenant contributions or operating expenses, insurance premiums, real estate taxes, common area charges, and similar or other "pass through" or non-base rent items including, without limitation, cost-of-living or so-called "C.P.I." or other such adjustments (collectively, "Additional Rent"), nor any other material item payable by any Tenant under any Lease has been heretofore prepaid for more than one month following the Closing;

(vi) To the best of Contributor's knowledge, no guarantor(s) of any Lease has been released or discharged, partially or fully, voluntarily or involuntarily, or by operation of law, from any obligation under or in connection with any Lease or any transaction related thereto;

(vii) Subject to Paragraphs 21 and 23, there are no brokers' commissions, finders' fees, or other charges payable or to become payable to any third party on behalf of Contributor in connection with any Lease, including, but not limited to, any option(s) to expand or renew.

(viii) Except as set forth on Schedule 11(a)(viii), no Tenant has on deposit with Contributor any security deposit. Each security deposit set forth on
Schedule 11(a)(viii) shall be transferred to Acquiror at the Closing (or the REIT shall receive a credit therefor). Contributor agrees and covenants that it will not offset against any security deposit held by it as of the Effective Date without the consent of Acquiror. In the event Contributor does set off any security deposit without the consent of Acquiror, the REIT and Acquiror shall be permitted to terminate this Agreement and to receive back the Earnest Money and all interest accrued thereon;

(ix) Except as set forth in Schedule 11(a)(ix), Contributor shall have paid (or the REIT shall receive a credit therefor), and Contributor shall have retained sole and exclusive responsibility for, all expenses connected with or arising out of the negotiation, execution and delivery of the Leases, including, without limitation, brokers' commissions (including those applicable, if any, to future expansions or renewals by a Tenant), leasing fees and recording fees (as well as the cost of all tenant improvements not required to be paid for by Tenants);

(x) Except as otherwise expressly disclosed on the Rent Roll or on Schedule 11(a), to the best of Contributor's knowledge, as of the Closing Date: (A) no Tenant has sublet its leased premises; (B) no assignment of any interest in a Lease has been made by any Tenant; and (C) there are no outstanding written requests from any Tenants to Contributor, requesting any consent to an assignment of the Tenant's Lease or to a sublease of all or some portion of a Tenant's leased premises.

(xi) Although the Trans-Lux Notice of Lease (as defined on Schedule 6(a)) and the Helene's Restaurants Notice of Lease (as defined on Schedule 6(a)) appear as permitted exceptions on Schedule 6(a) to this Agreement, Contributor represents and warrants that each of the leases referenced in such Notices of Lease have expired and that the tenants under such leases have no rights to the space formerly occupied by them pursuant to the terms of said leases.

(b) Estoppel Certificates and Subordination Agreements from Tenants. Contributor shall deliver to the REIT, on or prior to the Closing Date, tenant's estoppel certificates (each an "Estoppel Certificate") from the Tenants dated no earlier than 30 days prior to the Closing Date (unless such Estoppel Certificate is dated more than thirty days prior to the Closing and is dated on or after February 22, 2002 and Contributor represents at Closing, with such representation surviving Closing for a period ending December 31, 2002, that it has no knowledge of any changed circumstances that would make such estoppel untrue in any material manner) and no later than the Closing Date as follows:
Each such Estoppel Certificate shall be substantially in the form of Exhibit G. Contributor shall obtain and deliver to the REIT, at Closing, Estoppel Certificates for (i) those particular Tenants reflected on Schedule 11(b) ("Required Estoppel Tenants") and (ii) from such additional Tenants as are responsible for 70% of (x) the total aggregate rentable square footage of the Property (as shown on the Rent Roll delivered at Closing), minus (y) the aggregate rentable square footage of the Required Estoppel Tenants, and minus
(z) the aggregate rentable square footage attributable to leases with Yogurt & Such Long Island, Inc. and The Station Home Furnishing Store, LLC (the "Excluded Tenants"). If Contributor satisfies the above requirement, but (despite its good faith and diligent efforts) has been unable to obtain all of the remaining Estoppel Certificate(s) from any Tenants (other than the Excluded Tenants), then Contributor's representations set forth in this Agreement with respect to the leases of such Tenant(s) shall survive the Closing, subject to the terms of the last paragraph of Section 7.1 hereof.

12.      CLOSING DELIVERIES.
         ------------------

12.1 Contributor. It shall be a REIT's Condition Precedent that at Closing (or such other times as may be specified below), Contributor shall deliver or cause to be delivered to the REIT and/or Acquiror, as required herein, the following, each in form and substance reasonably acceptable to the REIT and its counsel:

(a) Deeds. The Deeds, duly executed by Contributor, in the form of Exhibits H-1 and H-2, and if requested by Acquiror, in the form of Exhibit H-3;


(b) Bill of Sale. The Bill of Sale, duly executed by Contributor, in the form of
Exhibit I;

(c) General Assignment. The assignment, duly executed by Contributor, in the form of Exhibit J;


(d) Assignment of Contracts. An assignment, duly executed by Contributor, in the form of Exhibit K, to Acquiror with regard to those Contracts that Acquiror elects to assume and which will remain in effect after Closing (the "Assigned Contracts");

(e) Assignment of Leases. An assignment of Contributor's right, title and interest in and to the Leases (including all security deposits and/or other deposits held thereunder, except to the extent an appropriate credit is given to the REIT at Closing), in the form of Exhibit L;

(f) Assignment of Lender's Reserves. An assignment of Contributor's right, title and interest in and to Lender's Reserves, substantially in the form of Exhibit M hereto;


(g) Keys. Keys to all locks located at the Property in Contributor's possession or control;

(h) Affidavit of Title.  The  certificates  and  affidavits  attached  hereto as
Exhibit 6(b), each executed by Contributor;

(i) Letters to Tenants. Letters executed by Contributor and, if applicable, its management agent, addressed to all Tenants, in form approved by the REIT (the "Tenant Letters"), notifying all Tenants of the transfer of ownership and directing payment of all rents accruing after the Closing Date to be made to Acquiror or at its direction;

(j) Original Documents. To the extent not previously delivered to the REIT, originals, to the extent in the possession of the Contributor or its managing agent, of the Leases, Assigned Contracts and Governmental Approvals;

(k) Closing Statement. A closing statement conforming to the proration and other relevant provisions of this Agreement (a "Closing Statement"), duly executed by Contributor;


(l) Plans and Specifications. To the extent not previously delivered to the REIT, to the extent in the possession of the Contributor or its managing agent, all plans and specifications in Contributor's possession and control or otherwise available to Contributor relating to the Property;

(m) Rent Roll. A Rent Roll  (together  with an updated  Schedule  11(a)(iii) and
Schedule 13(g) showing rent arrearages and current defaults), prepared as of the Closing Date, certified by Contributor to be true, complete and correct as of the Closing Date;

(n) FIRPTA Affidavit. Contributor's affidavit confirming that Contributor is not a "Foreign Person" within the meaning of Section 1445(f)(3) of the Code, substantially in the form of Exhibit N hereto;


(o) Contributor's Certificate. A certificate, dated as of the Closing Date, executed by Contributor certifying that the representations and warranties made by Contributor in this Agreement are materially true and correct as of the Closing Date, and if not, setting forth the changes, substantially in the form of Exhibit O-1 hereto;

(p)      Estoppel Certificates.  Original Tenant Estoppel Certificates;


(q) Conveyance Tax Return and Checks. Duly completed and executed conveyance tax forms, together with checks to the order of the appropriate governmental authorities in amounts sufficient to pay the real estate conveyance taxes payable upon the recording of the Deeds;

(r) Good Standing Certificate. A copy of the Certificate of Existence for Contributor from the Secretary of the State of Connecticut;

(s) Authorization. The appropriate documentation evidencing Contributor's organizational power and authority to enter into this Agreement (and the transactions contemplated hereby), which documents shall be in a form reasonably satisfactory to the REIT and its counsel;

(t) Prorations and Adjustments. To the extent applicable, an amount in cash equal to the net amount payable in respect of any Prorations or Adjustments;

(u) Lender's Consent. A written consent from Lender to the transfer of the Property from Contributor to Acquiror and the assumption of the Existing Mortgage by Acquiror.

(v)   Lender's   Estoppel   Certificate.   A  Lender's   Estoppel   Certificate,
substantially in the form appended hereto as Exhibit B.

(w) Earnest Money. Contributor shall instruct the Escrowee to apply and credit the Earnest Money against the portion of the Contribution Consideration payable in cash to Contributor's Partners, with any balance returned to the REIT.

(x) Other. Such other documents and instruments as may reasonably be required by the REIT, its counsel or the Title Company and that may be necessary to consummate the transaction that is the subject of this Agreement and to otherwise effect the agreements of the parties hereto, without cost or additional liability to Contributor, and consistent with this Agreement.

12.2 The REIT or Acquiror. At Closing (or such other times as may be specified below) the REIT or Acquiror, as the case may be, shall deliver or cause to be delivered to Contributor the following:

(a) Assignment and Assumption of Contracts. An Assignment and Assumption of the Assumed Contracts in the form of Exhibit K hereto, duly executed by Acquiror;

(b) Assignment and Assumption of Leases. An assignment and assumption of leases in the form of Exhibit L hereto, duly executed by Acquiror;

(c) Contract Notices. Notices to parties to Assumed Contracts which are being assigned pursuant to the Assignment and Assumption of Contracts, duly executed by Acquiror;

(d)      Closing Statement.  A Closing Statement, duly executed by the Acquiror;


(e) REIT's and Acquiror's Certificate. Certificates, dated as of the Closing Date, executed by the REIT and Acquiror, certifying that their respective representations and warranties made in this Agreement are materially true and correct on the Closing Date, and if not, setting forth the changes, substantially in the form of Exhibit O-2;

(f) Prorations and Adjustments. To the extent applicable, an amount in cash equal to the net amount payable in respect of any Prorations or Adjustments;

(g) Assumption of Existing Mortgage. The assumption of Existing Mortgage, duly executed by Acquiror; and

(h) Other. Such other documents and instruments as may reasonably be required by Contributor or its counsel or the Title Company or the Lender, and that are necessary to consummate the transaction which is the subject of this Agreement in accordance with this Agreement and to otherwise effect the agreements of the parties hereto, without cost or additional liability to the REIT or Acquiror, and consistent with this Agreement.

                  After Closing, each of the REIT, Acquiror and Contributor shall execute and deliver to the other such further documents and instruments as the other reasonably requests to effect this transaction and otherwise effect the agreements of the parties hereto, without cost or increased liability and consistent with the terms of this Agreement.

13. PRORATIONS AND ADJUSTMENTS. The following shall be prorated and adjusted between Contributor and the REIT as of 11:59 p.m. on the day immediately preceding the Closing Date, except as otherwise specified:

(a) The amount of all security and other Tenant deposits, without accrued interest, shall be transferred or credited to the Acquiror (except in those instances where the Tenant is entitled to accrued interest under the applicable lease);

(b) To the extent such charges are not billed directly to Tenants, water, electricity, sewer, gas, telephone and other utility charges shall be prorated based, to the extent practicable, on final meter readings and final invoices, or, in the event final readings and invoices are not available, based on the most currently available billing information, and re-prorated upon issuance of final utility bills;

(c) Amounts paid or payable under any Assumed Contracts shall be prorated based, to the extent practicable, on final invoices or, in the event final invoices are not available, based on the most currently available billing information, and re-prorated upon issuance of final invoices;

(d) All fees, water, sewer and general real estate taxes and special assessments, if any, relating to the Property payable during the year in which Closing occurs shall be prorated as of the Closing Date. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which Closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Acquiror and Contributor promptly shall adjust the proration of such taxes and special assessments and Acquiror or Contributor, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the deeds delivered hereunder but shall survive the Closing.

(e) All assessments, general or special, shall be prorated as of the Closing Date on a "due date" basis such that Contributor shall be responsible for any installments of assessments which are first due or payable prior to the Closing Date and the REIT shall be responsible for any installments of assessments which are first due or payable on or after the Closing Date;

(f) Commissions of leasing and rental agents for any Lease entered into as of or prior to the Effective Date, whether with respect to base lease term, future expansions, renewals, or otherwise, shall have been paid in full by Contributor, without contribution or proration from the REIT or Acquiror;

(g) All base rents and other charges, including, without limitation, all common area maintenance and other pass-through charges to Tenants, shall be prorated as follows:

(i) Rents received by Contributor as of the Closing for the calendar month in which the Closing shall occur shall be adjusted as of the date of Closing;

(ii) Rents received by Acquiror or Contributor from a particular tenant after the date of Closing shall be adjusted as of the date of Closing; any adjustments under this Section 13(g)(ii) shall be made by Contributor and Acquiror at the end of each week in which checks are received from a particular tenant.

(iii) Except as provided in subsection 13(g)(ii) above with respect to rents received by Contributor or Acquiror after the date of Closing, no adjustment shall be made for delinquent rent owing to Contributor on the date of Closing, and Acquiror shall be under no obligation to collect any such rents; provided, however, that the REIT agrees to cause the Acquiror, at no third party or out of pocket cost to the REIT or Acquiror, to cooperate with and assist Contributor in collecting the amounts specified on Schedule 13(g) attached hereto from those tenants specified on Schedule 13(g), which Schedule shall be updated by Contributor at Closing to reflect additional delinquent rent first accruing after the Effective Date and before the Closing. The REIT agrees that neither it nor the Acquiror shall adjust or compromise the amount of any delinquent rent owing to Contributor on the date of Closing. After the Closing, Contributor shall be entitled to sue any Tenant named on Schedule 13(g) for delinquent rent, up to the amounts specified on Schedule 13(g), with respect to the period prior to the Closing, but shall not be entitled to evict or sue for possession of premises occupied by a tenant owing delinquent rent. Payments for base rent received shall be deemed to be for and shall be applied in the following order: first, to rent then due and payable in the month of the Closing; second, to any delinquent rent for the period after the Closing; and third to any delinquent rent for the period prior to the Closing. Payments for common area maintenance or taxes shall be applied for the period for which they relate to. The provisions of this Section 13 (g) shall survive the closing of the transactions contemplated in this Agreement.

                  At the time(s) of final calculation and collection from Tenants of common area maintenance and other pass-through charges for 2002, there shall be a re-proration between the REIT and Contributor as to such additional charges adjustments, which re-proration shall be paid upon the REIT's presentation of its final accounting to Contributor, certified as to accuracy by the REIT. The party's respective obligations to re-prorate such additional charges shall survive the Closing. (h) Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in the City of Stamford.

                  For purposes of calculating Prorations, the Acquiror shall be deemed to be in title to the Property, and therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire Closing Date. All such Prorations shall be made on the basis of the actual number of days of the year and month that shall have elapsed as of the Closing Date.

14. CLOSING EXPENSES. Acquiror will pay the entire cost of the Title Policy, the Survey, the UCC Searches (including any and all "date downs" thereto), recording fees and all fees and expenses imposed by the REIT's and the Acquiror's accountants and attorneys in connection with this Agreement and the transaction contemplated hereunder. Contributor will pay for: (i) all costs associated with the assumption of the Existing Mortgage, other than those costs incurred by Acquiror in complying with the second to last sentence of Section 5(c) hereof;
(ii) all fees and expenses imposed by its accountants and attorneys in connection with this Agreement and the transaction contemplated hereunder, and
(iii) for all conveyance and transfer taxes.

15. DEFAULT BY REIT. If any of the REIT's or Acquiror's representations and warranties herein are not true and correct on the Closing Date or if the REIT or Acquiror fails to perform any of the covenants and agreements herein to be performed by such party within the time for their performance, and notwithstanding such default, Contributor has closed this transaction, Contributor's rights shall be only those expressly set forth in this Agreement and Contributor shall be deemed to have waived all other rights to rescission, or any other remedy, except for actual monetary damages. Except as otherwise specifically provided in the final paragraphs of Paragraphs 7.2 and 7.3 and in Paragraph 24 hereof, Contributor shall have no remedy other than as provided in this Section 15 for any default by the REIT.

16. SUCCESSORS AND ASSIGNS. Prior to the Closing, neither party to this Agreement shall assign this Agreement nor any of their respective rights or obligations hereunder without the other party's written consent, which may be withheld in such party's sole and absolute discretion. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and permitted assigns.

17. LITIGATION. In the event of litigation between the parties with respect to the Property, this Agreement, the performance of their respective obligations hereunder or the effect of a termination under this Agreement, the losing party shall pay all costs and expenses incurred by the prevailing party, including, but not limited to, reasonable attorneys' fees of counsel selected by the prevailing party. In the event of litigation between the parties, as contemplated above, and the resolution of that litigation through compromise, settlement, or partial judgment, the court before which such litigation is initially brought may allocate responsibility, between Contributor and the REIT, for all costs and expenses (including, but not limited to, attorneys' reasonable fees) incurred by both Contributor and the REIT in the pursuit of that litigation resolved through compromise, settlement or partial judgment. Notwithstanding any provision of this Agreement to the contrary, the obligations of the parties under this Paragraph 17 shall survive termination of this Agreement.

18. NOTICES. Any notice, demand or request which may be permitted, required or desired to be given in connection therewith shall be given in writing and directed to Contributor and the REIT as follows:
Contributor:                                Stamford Ridgeway
                                            Associates Limited Partnership
                                            c/o Silverstein Properties, Inc.
                                            521 Fifth Avenue
                                            New York, New York 10175
                                            Attn:    Mr. Larry A. Silverstein
                                                     and Michael Levy
                                            Stamford Ridgeway Corporation
                                            Tel:     212-551-7333
                                            Fax:     212-687-0067

With a copy to
its attorneys:                              Weil, Gotshal & Manges LLP
                                            767 Fifth Avenue
                                            New York, NY 10153
                                            Attn:    Alan J. Pomerantz, Esq.
                                            Tel:     212-310-8402
                                            Fax:     212-310-8105

With a copy to :                    DKH Stamford Associates L.P.
                                            5 Becker Farm Road
                                            Roseland, New Jersey 07068
                                            Attn:    Howard Menaker, Esq.
                                            Tel:     973-994-4700
                                            Fax:     973-994-4730

With a copy to:                     Wolff & Samson
                                            280 Corporate Center
                                            5 Becker Farm Road
                                            Roseland, New Jersey 07068-1776
                                            Attn:    Martin L. Wiener, Esq.
                                            Tel:     973-740-0500
                                            Fax:     973-740-1407

The REIT and Acquiror:              Urstadt Biddle Properties Inc.
                                            321 Railroad Avenue
                                            Greenwich, Connecticut  06830
                                            Attn:    Willing Biddle
                                            Tel:     (203) 863-8200
                                            Fax:     (203) 861-6755; and

                                            Urstadt Biddle Properties Inc.
                                            321 Railroad Avenue
                                            Greenwich, Connecticut  06830
                                            Attn:    Legal Department
                                            Tel:     (203) 863-8200
                                            Fax:     (203) 861-6755


With a copy to
its attorneys:                              Cummings & Lockwood LLC
                                            Four Stamford Plaza
                                            P.O. Box 120
                                            Stamford, Connecticut 06904
                                            Attn:    Michael J. Hinton, Esq.
                                            Tel:     (203) 351-4492
                                            Fax:     (203) 351-4450

                  Notices shall be deemed properly delivered and received (i) when personally delivered or on the day delivery is rejected; (ii) when faxed, provided that a duplicate of such Notice is deposited with Federal Express or other commercial overnight courier for delivery the next day ("Overnight Courier") on the date of such fax; or (iii) on the first business day after deposit with any Overnight Courier for delivery on the next business day. Counsel for a party may deliver notice on behalf of its client, and such notice shall be deemed to constitute notice of such client for purposes of this Agreement.

19. BENEFIT. This Agreement is for the benefit only of the parties hereto and their nominees, successors, beneficiaries and assignees as permitted in Paragraph 16 and no other person or entity shall be entitled to rely hereon, receive any benefit herefrom or enforce against any party hereto any provision hereof.

20. LIMITATION OF LIABILITY. Neither the REIT nor Acquiror shall assume or undertake to pay, satisfy or discharge any liabilities, obligations or commitments of Contributor other than those specifically agreed to between the parties in this Agreement. Except with respect to the foregoing obligations, neither the REIT nor Acquiror shall assume or discharge any debts, obligations, liabilities or commitments of Contributor, whether accrued now or hereafter, fixed or contingent, known or unknown.

21. BROKERAGE. Each party hereto represents and warrants to the other that it has dealt with no brokers or finders in connection with this transaction and that no broker, finder or other party is entitled to a commission, finder's fee or other similar compensation as a result hereof, other than Daniel Zelson (the "Broker"). At the Closing, Acquiror shall pay a commission to the Broker pursuant to and in accordance with the terms of a separate letter agreement between the REIT and the Broker. REIT and Acquiror hereby agree to indemnify, defend and hold the Contributor harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys' fees of counsel selected by the Contributor) resulting or arising from the claims of any broker, finder or other such party, claiming by, through or under the acts or agreements of the REIT or the Acquiror. Contributor hereby agrees to indemnify, defend and hold the REIT and Acquiror, and their respective partners, officers, agents, brokers and representatives harmless from and against all losses, claims, costs, expenses, damages (including, but not limited to, attorneys' fees of counsel selected by the REIT and Acquiror) resulting or arising from the claims of any broker, finder or other such party claiming by, through or under acts or agreements of the Contributor. This Paragraph 21 shall survive the Closing.

22. REASONABLE EFFORTS. Contributor, Acquiror and the REIT shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other in their efforts, to obtain such consents and approvals of third parties (including, but not limited to, governmental authorities), to the transaction contemplated hereby, and to otherwise perform as may be necessary to effectuate the transfer of the Property to Acquiror in accordance with this Agreement.

23. POST-EFFECTIVE DATE LEASING. Acquiror shall pay all tenant improvement costs and brokerage commissions attributable to any new lease entered into at the Property after the Effective Date. Contributor shall continue to be responsible for the payment of all tenant improvement costs and brokerage commissions attributable to any lease executed before the Effective Date, payable under any written or oral agreement entered into by Contributor. Between the period starting on the Effective Date and ending on the Closing Date, Contributor shall not enter into any new leases at the Property or modify or terminate any existing lease without first obtaining the consent of the REIT, which consent shall not be unreasonably withheld, delayed or conditioned.

24.      INDEMNIFICATION.
         ---------------

(a) From and after the Closing Date, Contributor agrees to and does hereby indemnify, defend and hold harmless the REIT, its partners, the respective agents, contractors, employees, investors, directors and officers and representatives of each of the REIT and its partners, and each of their successors and assigns, Acquiror, its partners and the respective agents, contractors, employees, investors, trustees and representatives of each of Acquiror and its partners, and each of their successors and assigns, from and against any and all liabilities, claims, demands, suits, administrative proceedings, causes of action, costs, damages, losses and expenses, both known and unknown, present and future, at law or in equity, arising out of, resulting from, by virtue of, or related in any way to (a) required tax return filings pursuant to Treasury Regulation Section 1.897-5T(d)(1)(iii) (as discussed in Subparagraph 7.1(m)), (b) the suits, proceedings or other matters set forth in
Section 7.1(h), (c) a breach of any representation, warranty or covenant of Contributor set forth herein, (d) any rent or common area maintenance overpayment, refund, adjustment or credit due to or claimed by a Tenant in respect of the period prior to the Closing, and (e) any fees, commissions, expenses or other charges payable in connection with the Management Agreement. Contributor acknowledges and agrees that its obligation to indemnify the REIT and Acquiror includes, without limitation reasonable attorneys' fees and costs incurred by the REIT and/or Acquiror with respect to enforcing its rights under this indemnification provision. This indemnity and the obligations herein shall survive the Closing. Contributor's indemnification obligations under this Agreement with respect to any representation, warranty or covenant of Contributor contained herein shall be subject to Contributor's receipt of specific written notice of a breach or claim or potential breach or claim with respect to such representation, warranty or covenant during the survival period of the underlying representation, warranty or covenant to which it relates.

(b) From and after the Closing Date, Acquiror and the REIT agree to and do hereby indemnify, defend and hold harmless Contributor, its partners, the respective agents, contractors, employees, investors, directors and officers and representatives of each of Contributor and its partners, and each of their successors and assigns, from and against any and all liabilities, claims, demands, suits, administrative proceedings, causes of action, costs, damages, losses and expenses, both known and unknown, present and future, at law or in equity, arising out of, resulting from, by virtue of, or related in any way to
(a) a breach of any representation, warranty or covenant of Acquiror or the REIT set forth herein and (b) any claim by a Tenant in respect of the period after the Closing. Acquiror and the REIT acknowledge and agree that their obligations to indemnify Contributor includes, without limitation reasonable attorneys' fees and costs incurred by Contributor with respect to enforcing its rights under this indemnification provision. This indemnity and the obligations herein shall survive the Closing. Acquiror's and the REIT's indemnification obligations under this Agreement with respect to any representation, warranty or covenant of Acquiror or the REIT contained herein shall be subject to Acquiror 's and the REIT's receipt of specific written notice of a breach or claim or potential breach or claim with respect to such representation, warranty or covenant during the survival period of the underlying representation, warranty or covenant to which it relates.

25.      Casualty and Condemnation.
         -------------------------

(a)      Casualty.

(i) Until the Closing, the risk of loss by fire or other casualty to the Improvements, and liability for personal injury or damage to property of others at the Property, shall be borne by the Contributor.

(ii) In the event of damage by fire or other casualty to twenty percent or more of the square footage of the improvements located on the Property prior to the Closing which is not reasonably capable of being repaired within ninety (90) days, the Contributor shall notify the REIT in writing of such damage, and the REIT shall have the option to terminate this Agreement by giving written notice of such election to the Contributor within ten (10) business days after receiving notice of such damage. If the REIT shall exercise its right to terminate this Agreement pursuant to this Section 25 (a), the Earnest Money and all interest accrued thereon shall be returned to the REIT, and the parties shall be relieved of all further liabilities and obligations hereunder with respect to the Property. If the REIT does not elect to terminate this Agreement within the ten business day period contemplated above or the damage affects less than twenty percent of the square footage of the improvements located on the Property or if the damage is reasonably capable of being repaired within ninety
(90) days, this Agreement shall remain in full force and effect and in such event the Contributor shall pay over and assign or cause to be paid over and assigned to the REIT at the Closing any and all proceeds and claims under any casualty insurance policies insuring the damaged property, together with amount of any deductibles under any such policies. The Contributor shall have no obligation to repair casualty damage prior to the Closing.

(iii) In the event that the Acquiror shall be subject to a personal injury or property damage claim at any time relating to an incident occurring at the Property prior to the Closing which is not either covered by insurance or defended by the insurance carrier's counsel, the Contributor shall defend (with counsel of its choice reasonably acceptable to the Acquiror), indemnify and hold harmless Acquiror from and against all losses, damages, costs and expenses (including attorneys' fees) that Acquiror may suffer with respect to any such claim or incident. In the event the Contributor fails to engage counsel who files an appearance in any such litigation within four weeks of being served with a complaint or other legal process in connection with a matter covered by the foregoing indemnification, the Acquiror shall be entitled to engage its own counsel to defend such claim, and the reasonable cost of such counsel shall be an expense that is reimbursable to the Acquiror pursuant to this subsection. Without the prior written consent of the Acquiror, which consent shall not be unreasonably withheld, the Contributor will not enter into any settlement of any claims for which the Acquiror is entitled to indemnification pursuant to this subsection if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Acquiror for which the Acquiror is not entitled to indemnification hereunder. This obligation to defend, indemnify and hold harmless shall survive the Closing.

(b) Condemnation. If, prior to the Closing, all or twenty percent or more of the square footage of the improvements on the Property is taken by eminent domain, the Contributor shall notify the REIT in writing of such taking, and the REIT shall have the option either (i) to elect not to acquire the Property by giving written notice of such election to the Contributor within ten (10) business days after receiving notice of such taking, in which case the Earnest Money and all interest accrued thereon shall be returned to the REIT, this Agreement shall terminate and such parties shall be relieved of all further rights and obligations with respect thereto, or (ii) to acquire the Property, subject to such action, without adjustment in the Contribution Consideration and otherwise in accordance with the terms and provisions of this Agreement, but Acquiror shall upon Closing be entitled to the proceeds of all awards made on account of such taking which would otherwise accrue to the Contributor. The REIT shall give written notice to the Contributor of any election pursuant to this Section within ten (10) business days following receipt by the REIT of any written notice of such taking or proposed taking. Failure of the REIT to make such election within said period shall be deemed an election to proceed to Closing pursuant to clause (ii) above.

26.      MISCELLANEOUS.
         -------------

(a) Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior or contemporaneous oral agreements, understandings, representations and statements, and all prior written agreements, understandings, letters of intent and proposals are merged into this Agreement. Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

(b) Time of the Essence. Time is of the essence with respect to this Agreement. If any date herein set forth for the performance of any obligations by Contributor or the REIT or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or federal holiday for which financial institutions or post offices are generally closed in the State of New York for observance thereof.

(c) Waiver of Conditions. Each of the REIT and Contributor shall have the right, at any time and from time to time, to waive any or all of the REIT's or Contributor's, as the case may be, respective Conditions Precedent, each of which is for the sole benefit of the REIT or Contributor, as the case may be, and may be waived at any time by written notice thereof from the REIT to Contributor, or from Contributor to the REIT, as the case may be. The waiver of any particular of the REIT's or Contributor's Condition Precedent shall not constitute the waiver of any other.

(d) Representations and Warranties. Relative to each representation and warranty made by a party in this Agreement other than its knowledge or best of knowledge, the representing or warranting party shall be charged with making reasonable inquiries as to the accuracy thereof to its officers, employees, managers, contractors, agents and representatives.

(e) Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Contributor and the REIT have contributed substantially and materially to the preparation of this Agreement. The headings of various Paragraphs in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

(g) Partial Invalidity. The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

(h) Expenses. Except as and to the extent otherwise expressly provided to the contrary herein, the REIT and Contributor shall each bear its own respective costs and expenses relating to the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel or other representatives for the services used, hired or connected with the proposed transactions mentioned above.

(i) Certain Securities Matters. No sale of LP Units is intended by the parties by virtue of their execution of this Agreement. Any sale of LP Units referred to in this Agreement will occur, if at all, upon the Closing.

(j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. A facsimile of a signature shall have the same legal effect as an originally drawn signature.

(k) Confidentiality. The terms and provisions of this Agreement shall remain confidential and shall not be disclosed, by either Contributor, Acquiror or the REIT, to any third party other than: (i) the current partners of Contributor;
(ii) the current property manager of the Property and any other third parties who provide services to the Property, whose services will effectively be terminated upon the Closing contemplated herein; (iii) the Lender and its counsel; (iv) as may be required by law or regulation in connection with any litigation or other enforcement proceeding among the parties to this Agreement, or to comply with the filing requirements of any applicable law or rule (including, without limitation, the filing of an 8-K, 10-Q, 10-K and other filings or notifications required under applicable Securities and Exchange Commission rules or New York Stock Exchange rules); or (v) any counsel, accountants, consultant, or agent assisting the parties to this Agreement with the transactions contemplated in this Agreement. If Closing does not proceed, Acquiror shall return to Contributor all materials and information furnished to it by Contributor or its agents in connection with its review of the Property. Contributor shall, and shall direct its agents, not to solicit, offer, or accept an offer for the purchase or other conveyance of the Property from any other parties until the termination of this Agreement.

(l) Jurisdiction. THE PARTIES AGREE THAT ALL DISPUTES BETWEEN ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN LAW OR EQUITY OR OTHERWISE, SHALL BE RESOLVED BY THE COURTS LOCATED IN STAMFORD, CONNECTICUT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE OTHER IN ANY OTHER JURISDICTION.

            [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement on this ___ day of March, 2002.
                                        REIT:

                                        URSTADT BIDDLE PROPERTIES INC.


                                        By:
                                        ---------------------------------------
                                        Name:
                                        Title:


                                  CONTRIBUTOR:

                                        STAMFORD RIDGEWAY ASSOCIATES
                                        LIMITED PARTNERSHIP

                                        By:  Stamford Ridgeway Corporation,
                                        Its General Partner

                                        By:
                                        ---------------------------------------
                                        Name:
                                        Title:

                                  By: DKH, Inc.
                                        Its General Partner

                                        By:
                                        ---------------------------------------
                                        Name:
                                        Title:

                                    ACQUIROR:

                                        UB Stamford, L.P.

                                        By:  URSTADT BIDDLE PROPERTIES INC.
                                        its General Partner


                                        By:
                                        ---------------------------------------
                                        Name:
                                        Title:

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